SCHEDULE A

                     AS LAST AMENDED ON MAY 13, 2008 TO THE
                          INVESTMENT ADVISORY AGREEMENT
                         DATED NOVEMBER 30, 2004 BETWEEN
                       THE ADVISORS' INNER CIRCLE FUND II
                                       AND
                       CHAMPLAIN INVESTMENT PARTNERS, LLC

The Trust will pay to the Adviser as compensation for the Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

FUND                                                                     RATE
----                                                                     ----
Champlain Small Company Fund ........................................... 0.90%

Champlain Mid Cap Fund ................................................. 0.80%